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                                                                   EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), dated March 15, 1999, is by and between CRL Network Systems, Inc., a Delaware corporation (the "Company"), and James G. Couch ("Executive") residing in Incline Village, Nevada 89451.

                                    RECITALS

        WHEREAS, Executive has served as President and Chief Executive Officer of the Company since its formation and has been instrumental in helping the Company achieve its objectives; and

        WHEREAS, the parties wish to continue this relationship and to provide for certain matters, recognizing the value to the Company of the efforts and activities of Executive;

        NOW, THEREFORE, in consideration of foregoing recitals, the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, and other good an valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. TERM OF EMPLOYMENT. The Company agrees to continue to employ Executive in his current executive capacity, and Executive agrees to remain in the full-time employ of the Company in such executive capacity and to perform his duties provided herein, through February 28, 2002 (the period from the date hereof through February 28, 2002, or such later date as this Agreement may be extended in accordance with its provisions, being referred to herein as the "Term"), unless earlier terminated pursuant to the provisions of this Agreement or upon his earlier death. The Term shall automatically be extended for consecutive one-year periods unless terminated by either party by written notice given at least three (3) months prior to the expiration of the unextended initial term or any subsequent one-year extension period.

2. AUTHORITY AND PERFORMANCE OF DUTIES. During the Term, the Company agrees to employ Executive, and Executive agrees to serve, as the President and Chief Executive Officer of the Company. At a minimum, Executive's duties, responsibilities and authority will include all traditional duties, responsibilities and authority of a President and Chief Executive Officer of a corporation, and all duties, responsibilities and authority that Executive has had prior to the date hereof. Without limiting the generality of the foregoing, Executive's duties, responsibilities and authority shall include the authority to hire, fire and discipline the workforce, set the terms and conditions of work, and establish the compensation, benefits, bonuses and awards for the Company's employees, all under the general policies and budget set forth by the Board of Directors. Neither the Board of Directors nor any other person shall interfere with Executive's day-to-day management of the Company's employees or affairs. Executive agrees to devote his entire time and attention to the business of the Company except insofar as he may be otherwise permitted by the Board of Directors. The Company acknowledges Executive's residence and principal place of performance of his duties in the State of Nevada. However, Executive shall perform his duties at all such Company




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offices and other locations as are reasonably necessary or appropriate to fulfill his duties and functions as requested by the Company.

3. COMPENSATION AND BENEFITS.

        A. Salary. Executive shall receive for his services rendered hereunder an annual base salary of Three Hundred Twenty Thousand Dollars ($320,000) (the "Base Salary") payable on a monthly basis in twelve (12) equal monthly installments, subject to standard withholdings for taxes and social security and the like. Executive's compensation may be increased at any time by resolution of the Board of Directors without the necessity of amending this Agreement or any renewal thereof, and such increase shall not be deemed to be a change in the terms or conditions of this Agreement.

        B. Bonus. During the Term, Executive may receive, at the discretion of the Board of Directors, such annual or special bonuses as it may determine.

        C. Benefits. During the Term, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of the Company now existing or established hereafter, to the extent that he is eligible under the general provisions thereof. Notwithstanding the foregoing, Executive shall only be entitled to participate in any such plan or program if executive officers of the Company are generally eligible to participate in such plan or program. The Company may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate. Executive understands that any such plans may be modified or eliminated in the discretion of the Company in accordance with applicable law.

        D. Vacation. Executive shall be entitled to a period of annual paid vacation time equal to not less than four (4) weeks per year. The days selected for Executive's vacation shall be mutually agreeable to the Company and Executive.

        E. Board Membership. During the Term, Executive shall serve as a member of the Board of Directors of the Company.

4. REASONABLE BUSINESS EXPENSES AND SUPPORT. Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder and in accordance with the Company's general policies relating thereto. Executive shall be furnished reasonable office space, assistance and facilities.

5. TERMINATION OF EMPLOYMENT.

        A. Termination by the Company. This Agreement may be terminated by the Company at any time with or without cause as set forth in this Agreement.

               (i) Without Cause. If, for any reason other than any "Certain Event" (as defined below) during the Term, Executive's services hereunder shall be terminated by the Company, he shall be entitled to receive, and the Company shall pay to Executive, twelve (12)





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months salary, which shall be paid in twelve (12) equal monthly installments over the 12-month period following such termination. In addition, upon such termination, Executive shall continue to be entitled to receive, for a period of twelve (12) months following the date of termination, whatever other employee benefits he was receiving at the time of such termination. The Company shall also pay to Executive any salary earned but unpaid, and accrued but unused vacation, as of the date of termination. Apart from the salary and benefit continuation described in this subparagraph, Executive acknowledges that he is entitled to no additional compensation in the event he is terminated without cause. As used herein, a "Certain Event" means termination for "Cause" (as hereinafter defined), Total and Permanent Disability (as hereinafter defined), or death.

               (ii) For Cause. Notwithstanding the provisions of paragraph 1 hereof, the Company may at any time terminate Executive's employment hereunder for cause. For purposes of this Agreement, the Company shall have "cause" to terminate Executive's employment hereunder only upon (a) the continued use of drugs or alcohol to the extent Executive becomes unable to substantially perform his duties hereunder, (b) the engaging by Executive in willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, (c) the commission by Executive or an act of fraud or embezzlement against the Company, (d) the conviction of Executive of a felony involving moral turpitude, or (e) the material breach by Executive of the provisions of paragraphs 6 and 7 of this Agreement. Executive may not be terminated for cause unless the Company first shall have given or delivered to Executive (i) reasonable written notice setting forth the reasons for the Company's intention to terminate for cause, and (ii) a notice of termination stating that in the good faith opinion of the Board of Directors, Executive was guilty of conduct set forth above in clauses (a), (b), (c), (d) or (e), and specifying the particulars thereof in detail. In the event Executive is terminated for cause, the Company shall pay to Executive any salary earned but unpaid, and accrued but unused vacation as of the date of termination, and nothing more.

        B. Termination By Executive.

               (i) Voluntary Resignation. If at any time Executive wishes to terminate his obligations under this Agreement, he shall give the Company at least thirty (30) days notice. If Executive resigns his employment under this subparagraph, the Company shall pay to Executive any salary earned but unpaid, and accrued but unused vacation as of the last day worked by Executive, and nothing more.

               (ii) Death Of Executive. In the event of the death of Executive while employed under this Agreement, the Company shall pay to Executive's designated beneficiary(s) as shown in the records of the Company any salary earned but unpaid, and accrued but unused vacation as of the end of the month in which Executive dies, and nothing more.

               (iii) Disability. For purposes hereof, "Total and Permanent Disability" means inability to perform the services required hereunder due to physical or mental disability that continues for 180 consecutive days or more, or for an aggregate of 180 days in any period



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of twelve months. Evidence of such disability shall be certified by a physician acceptable to both the Company and Executive. In the event Executive's employment is terminated as a result of his disability as defined herein, the Company shall pay to Executive any salary earned but unpaid and accrued but unused vacation as of the end of the month in which the termination for disability occurs.

        C. Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given or delivered if delivered personally or mailed by registered or certified mail, return receipt requested, with first class postage prepaid, to each of the members of the Board of Directors in the case of the Company and to the Executive at: Box 8343, Incline Village, Nevada 89451.

6. NON-COMPETITION. Executive agrees that, during the Term, he will not engage or participate directly or indirectly in the conduct or management of any other business that is similar to or in competition with the business of the Company or its affiliates except as otherwise permitted by the Board of Directors.

7. DISCLOSURE OF INFORMATION. Executive recognizes and acknowledges that the Company's confidential and proprietary information, as may exist from time to time, are valuable, special and unique assets of the Company access to and knowledge of which are essential to the performance of the duties of Executive hereunder. Executive will not, during or after the Term in whole or in part, disclose such confidential or proprietary information to any person, firm, corporation or other entity for any reason or purpose whatsoever, nor shall Executive make use of any such property for his own purposes for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances, during or after the Term, provided that after the Term these restrictions shall not apply to such information which is then in the public domain (provided that Executive was not responsible, directly or indirectly, for such information entering the public domain without the Company's consent).

8. KEY MAN LIFE INSURANCE. Executive shall take such actions as may be reasonably necessary or appropriate to permit the Company to obtain a key man life insurance policy insuring Executive and naming the Company as beneficiary. Notwithstanding the foregoing, for purposes of this Section 8, Executive shall not be required to cease or be subject to restriction of his lawful activities provided such activities would not be a basis for the Company's termination of his employment for cause under this Agreement.

9. SUCCESSORS. This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. Executive, however, shall not assign any part of his rights under this Agreement unless the Company agrees thereto in writing. In event of a merger, consolidation or reorganization involving the Company, this Agreement shall continue in force and become an obligation of the Company's successor or successors.

10. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

11. BINDING ARBITRATION. All disputes and differences which may arise out of or in connection with this Agreement will be settled as far as possible by means of negotiations




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between the parties hereto. Except with regard to any disputes and differences arising in connection with Paragraphs 6 and 7 of this Agreement, in which case relief may be sought in any court of competent jurisdiction and proper venue, such disputes and differences which are not settled by common accord are to be resolved only by submission to binding arbitration to be conducted in San Francisco, California in conformity with the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrator or arbitration panel shall be final and binding on both parties hereto.

12. ATTORNEY FEES. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach therefor, the prevailing party shall be entitled to reasonable attorney's fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

13. CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the internal law, and not the law of conflicts, of the State of Nevada.

This Agreement has been entered into the parties effective as of the date set forth above.



/S/ James G. Couch
---------------------------
James G. Couch



CRL NETWORK SERVICES, INC.



By:  /S/ James G. Couch
     ----------------------
Title:  President and Chief Executive Officer



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